Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports First Quarter 2023 Results

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Highlights

●U.S. GAAP diluted earnings per share of 56 cents vs. $1.37 in 2022; results include impact of 2022 business divestments
●Comparable diluted earnings per share of 69 cents vs. 77 cents in 2022; results include impact of 2022 business divestments
●Global beverage can shipments down 6.7%, including impact of 2022 Russian business divestment
●Global beverage can shipments down 1.4%, excluding impact of 2022 Russian business divestment
●Aerospace backlog $2.8 billion; contracts won-not-booked $5.0 billion
●Positioned to generate in the range of $750 million of free cash flow, grow EVA, reduce leverage and return value to shareholders in 2023
●Reiterate ability to achieve $200 million of net inflation recovery and at least $150 million of cost savings in 2023
●In 2023, positioned business to achieve long-term diluted earnings per share growth goal of 10 to 15 percent, inclusive of divested Russian operating earnings headwind

WESTMINSTER, Colo., May 4, 2023 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, first quarter 2023 net earnings attributable to the corporation of $177 million (including a net after-tax loss of $40 million, or 13 cents per diluted share for business consolidation and other non-comparable items) or diluted earnings per share of 56 cents, on sales of $3.49 billion, compared to $446 million net earnings attributable to the corporation, or $1.37 per diluted share (including a net after-tax gain of $194 million, or 60 cents per diluted share for business consolidation and other non-comparable items, including the sale of Ball’s former equity method investment in Metalpack) on sales of $3.72 billion in 2022. Ball’s first quarter 2023 comparable net earnings were $217 million, or 69 cents per diluted share compared to $252 million, or 77 cents per diluted share in 2022. Year-over-year financial results reflect the impact of the Russian aluminum beverage can business sale completed in the third quarter of 2022.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. Year-over-year global and EMEA segment volume data exclude the impact of the Russian beverage can business sale completed in third quarter of 2022, unless specifically noted otherwise.

“We delivered strong first quarter results amid tough year-over-year comparisons driven largely by 2022 business divestments. Notable inflationary cost recovery, benefits of cost-out actions as well as improved operational efficiencies and aerospace program execution will significantly improve full-year results and more than offset higher interest expense and tepid first-half volume trends driven by varying global macroeconomic conditions impacting consumer demand,” said Daniel W. Fisher, chairman and chief executive officer.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for first quarter 2023 were $183 million on sales of $1.5 billion compared to $174 million on sales of $1.6 billion during the same period in 2022. First quarter sales reflect lower shipments and the contractual pass through of lower aluminum costs favorably offset by incremental inflation recovery.

First quarter segment comparable operating earnings increased year-over-year largely due to a $28 million net benefit associated with an anticipated U.S. virtual power agreement settlement during the quarter, incremental inflation recovery and improved operational performance offset by 4.9 percent lower volumes driven by customer mix and challenging year-over-year volume comparisons. Aluminum beverage cans continue to outperform other substrates in the current retail pricing and macroeconomic environment.

To maximize profitability and optimize low-cost production across our North American plant system during the current macroeconomic environment, the company will continue to prudently manage production output to serve our customers with innovative aluminum packaging. Given recent volume trends, inventory levels of coil aluminum and finished cans are expected to normalize as we enter the busy summer selling season. Fixed cost savings from executed plant closures, SG&A cost-out initiatives and the contractual recovery of prior year inflationary costs are expected to improve year-over-year results, largely in the second half of 2023.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for first quarter 2023 were $73 million on sales of $834 million compared to $100 million on sales of $942 million during the same period in 2022. First quarter sales reflect lower year-over-year shipments due to the sale of the Russian operations during the third quarter of 2022, the contractual pass through of lower aluminum costs and unfavorable foreign exchange translation. Historical results for the Russian operations will continue to be reflected in beverage packaging, EMEA segment results. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

First quarter operating earnings reflect the year-over-year $32 million earnings headwind due to the sale of the Russian operations during the third quarter of 2022, start-up costs for two new facilities and unfavorable currency translation, partially offset by inflationary cost recovery. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Year-over-year first quarter segment volumes increased 5.0 percent, excluding Russia, and were down 11.0 percent, including Russia. In addition, volumes in Turkey moderated following significant earthquakes impacting the region during the first quarter. The company’s employees and plant assets in Turkey are safe and are not located in or near the recent earthquake area. Through our global employee giving and assistance programs, The Ball Foundation and local employees continue to support rebuilding needs in the region.

The recently constructed Kettering, U.K., and Pilsen, Czech Republic, facilities began initial line start-up activities late in the first quarter that will enable further growth for sustainable aluminum packaging across the region.

During 2023, contractual recovery of 2022 inflation and cost savings are anticipated to offset the earnings headwind associated with the Russian business sale. See Note 1 “Business Segment Information” for additional information about the Russian historical results.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for first quarter 2023 were $50 million on sales of $450 million compared to $78 million on sales of $494 million during the same period in 2022. Year-over-year sales reflect lower volumes and the contractual pass through of lower aluminum costs. First quarter segment comparable operating earnings decreased year-over-year due to lower volumes and unfavorable regional customer/product mix in Brazil.

Demand trends across the company’s South American operations were challenging during the quarter due to the previously disclosed 2022 customer contract breach and unfavorable comparative retail pricing for certain beverages packaged in aluminum cans versus other substrates. Segment volumes decreased 4.1 percent in the first quarter. To maximize profitability and optimize low-cost production across our South American plant system, the company continues to temporarily modify production output across certain facilities in its Brazilian footprint. Across South America, multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue, and in Brazil, package mix shift to aluminum is expected to improve later in 2023 due to more favorable aluminum price trends relative to 2022 levels.

Aerospace

Aerospace segment comparable operating earnings for first quarter 2023 were $60 million on sales of $508 million compared to $43 million on sales of $504 million during the same period in 2022. Backlog remained strong at $2.8 billion, and contracts won, but not yet booked into backlog, finished the quarter at $5.0 billion.

Strong first quarter segment comparable operating earnings reflect new program wins, favorable operational performance and improving supply chain dynamics. The segment continues to leverage its talent, manufacturing and test capabilities, and its engineering and support workspace, to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government defense, intelligence, reconnaissance and surveillance customers.

During the first quarter, Ball Aerospace was selected to support the National Scientific and Technical Intelligence Mission for the next decade. As part of this contract, Ball Aerospace’s team located on Wright-Patterson Air Force Base near Dayton, Ohio, will provide technical expertise in several areas, including electro-optical and spectral research and data analysis, systems and software development and other support services. Also, during the quarter, Ball Aerospace successfully powered and launched a prototype payload on Loft Orbital’s YAM-5 mission. The payload is equipped with Ball-built Linux-based software which features containerized applications that can be changed on-orbit, as well as real-time data processing functions. With this demonstration payload, the modular technology combines proven expertise with advanced tools and processes, allowing for accelerated development timelines and future mission operations.

Complementing the team’s success year-to-date, the Ball-built TEMPO (Tropospheric Emissions: Monitoring of Pollution) instrument launched successfully in April as part of NASA’s first Earth Venture instrument mission. TEMPO will provide critical data on air pollution across North America including high-resolution daytime measurements of key air pollutants hourly as it scans across the continent – coast-to-coast from Mexico City to the Canadian Arctic – giving the scientific community a new tool to improve the detail and accuracy of air quality forecasts and make a meaningful difference in the everyday lives of people who are sensitive to air pollutants.

Looking ahead, bids for Ball Aerospace’s services and technologies are accelerating and, over the next several quarters, will transition into the company’s total backlog.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business continue to be reported in other non-reportable.

First quarter 2023 results reflect lower year-over-year undistributed corporate expenses and higher demand across all aluminum packaging businesses in other non-reportable. Volume across the company’s global extruded aluminum bottles and aerosol containers increased 12.8 percent during the quarter. Volume also increased in the other non-reportable beverage can manufacturing facilities for the first quarter by 12.3 percent. During the quarter, the company’s global aluminum aerosol customers and regional water and personal care brands continued to pursue next generation lightweight sustainable packaging solutions and expand usage of refillable aluminum bottles for certain venues. The company will execute incremental extruded aluminum bottle investments throughout the year to provide increased production capabilities to meet contracted growing customer demand.

Outlook

“Following our typical seasonal working capital build, we ended the first quarter with cash and available liquidity in excess of $1.5 billion. Leveraging our second half 2022 cost-out actions, contractual inflationary cost recovery and reduced capital expenditures, we remain well-positioned in 2023 to deliver our long-term diluted earnings per share goal and free cash flow in the range of $750 million in addition to returning value to shareholders,” said Scott C. Morrison, executive vice president and chief financial officer.

“We continue to actively manage our businesses through the lens of Drive for 10 and EVA. Our team remains focused on maximizing returns, improving free cash conversion, driving organic growth by leveraging sustainability and innovation tailwinds and being good stewards of our capital. We look forward to driving a circular economy through the broader use of sustainable aluminum packaging and exquisite environmental, aerospace and defense technologies to preserve our planet and achieving our recently disclosed Climate Transition Plan through collaboration with our supply chain partners. Including or excluding the Russian business divestment headwind and year-to-date demand trends, we remain positioned in 2023 to achieve our long-term diluted earnings per share growth goal of 10 to 15 percent, improve EVA generation, and increase cash flow to deleverage and return value to shareholders in 2023 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,000 people worldwide and reported 2022 net sales of $15.35 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its first quarter 2023 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is +1 800-768-9711. International callers should dial +1 212-231-2937. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/h6ipu84x

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 4, 2023, until 11 a.m. Mountain time on May 11, 2023. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22026528. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally.

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Condensed Financial Statements (First Quarter 2023)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2023	2022

Net sales	$3,489	$3,716

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,845)	(3,016)
Depreciation and amortization	(166)	(185)
Selling, general and administrative	(131)	(186)
Business consolidation and other activities	(20)	281
	(3,162)	(3,106)

Earnings before interest and taxes	327	610

Interest expense	(113)	(69)
Earnings before taxes	214	541
Tax (provision) benefit	(41)	(100)
Equity in results of affiliates, net of tax	7	6

Net earnings	180	447

Net earnings attributable to noncontrolling interests, net of tax	3	1

Net earnings attributable to Ball Corporation	$177	$446

Earnings per share:
Basic	$0.56	$1.39
Diluted	$0.56	$1.37

Weighted average shares outstanding (000s):
Basic	314,236	320,904
Diluted	316,667	325,916

Condensed Financial Statements (First Quarter 2023)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2023	2022

Cash Flows from Operating Activities:
Net earnings	$180	$447
Depreciation and amortization	166	185
Business consolidation and other activities	20	(281)
Deferred tax provision (benefit)	-	48
Pension contributions	(4)	(104)
Other, net	49	(95)
Changes in working capital components, net of dispositions	(686)	(1,004)
Cash provided by (used in) operating activities	(275)	(804)
Cash Flows from Investing Activities:
Capital expenditures	(343)	(362)
Business dispositions, net of cash sold	-	298
Other, net	7	18
Cash provided by (used in) investing activities	(336)	(46)
Cash Flows from Financing Activities:
Changes in borrowings, net	700	877
Acquisitions of treasury stock	(3)	(98)
Dividends	(63)	(65)
Other, net	15	1
Cash provided by (used in) financing activities	649	715
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(2)	2
Change in cash, cash equivalents and restricted cash	36	(133)
Cash, cash equivalents and restricted cash - beginning of period	558	579
Cash, cash equivalents and restricted cash - end of period	$594	$446

Condensed Financial Statements (First Quarter 2023)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2023	2022

Assets
Current assets
Cash and cash equivalents	$572	$437
Receivables, net	2,561	3,128
Inventories, net	2,191	2,323
Other current assets	183	418
Total current assets	5,507	6,306
Property, plant and equipment, net	7,203	6,683
Goodwill	4,255	4,324
Intangible assets, net	1,389	1,627
Other assets	1,755	1,986

Total assets	$20,109	$20,926

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$2,356	$293
Payables and other accrued liabilities	4,864	6,193
Total current liabilities	7,220	6,486
Long-term debt	7,322	8,265
Other long-term liabilities	1,859	2,218
Equity	3,708	3,957

Total liabilities and equity	$20,109	$20,926

Notes to the Condensed Financial Statements (First Quarter 2023)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and throughout the Asia Pacific region; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

During 2022, the company completed an evaluation of the estimated useful lives of its manufacturing equipment, buildings and certain assembly and test equipment. The company utilized a third-party appraiser to assist in the evaluation, which was performed as a result of the company’s experience with the duration over which its equipment can be utilized. Effective July 1, 2022, Ball revised the estimated useful lives of all of its equipment and buildings included in the analysis, which resulted in a net reduction in depreciation expense of approximately $25 million ($19 million after tax, or $0.06 per diluted share) for the three months ended March 31, 2023, as compared to the amount of depreciation expense that would have been recognized by utilizing the prior depreciable lives. This change in useful lives is expected to reduce depreciation expense by approximately $51 million ($39 million after tax, or $0.12 per diluted share) for the six months ending June 30, 2023.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball recorded an impairment loss of $435 million during the second quarter of 2022. In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total cash consideration of $530 million and recorded a gain on disposal of $222 million. When considering the impairment loss recorded during the second quarter 2022 of $435 million, the impairment loss net of gain on the sale of the Russian business was $213 million for the nine months ended September 30, 2022, and for the year ended December 31, 2022. The impairment loss in the second quarter and the gain on sale in the third quarter were recorded in business consolidation and other activities. Ball’s operations and results of the Russian aluminum beverage packaging business are included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

Three Months Ended

Notes to the Condensed Financial Statements (First Quarter 2023)

	March 31,
($ in millions)	2023	2022

Net sales
Beverage packaging, North and Central America	$1,504	$1,609
Beverage packaging, EMEA (a)	834	942
Beverage packaging, South America	450	494
Aerospace	508	504
Reportable segment sales	3,296	3,549
Other	193	167
Net sales	$3,489	$3,716

Comparable operating earnings
Beverage packaging, North and Central America	$183	$174
Beverage packaging, EMEA (a)	73	100
Beverage packaging, South America	50	78
Aerospace	60	43
Reportable segment comparable operating earnings	366	395

Other (b)	15	(29)
Comparable operating earnings	381	366
Reconciling items
Business consolidation and other activities	(20)	281
Amortization of acquired Rexam intangibles	(34)	(37)
Earnings before interest and taxes	$327	$610

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business divested in September 2022.
(b)	Includes undistributed corporate expenses, net, of $10 million and $33 million for the three months ended March 31, 2023 and 2022, respectively.

A summary of the results of the Russian aluminum beverage packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three months ended March 31, 2023 and 2022, are shown below:

	Three Months Ended March 31,
($ in millions)	2023	2022

Net sales
Russia	$—	$155
Non-Russia	834	787
Beverage packaging, EMEA, segment	$834	$942

Comparable operating earnings
Russia	$—	$32
Non-Russia	73	68
Beverage packaging, EMEA, segment	$73	$100

The Russian sales and comparable operating earnings figures in the above tables include historical support by Russia for non-Russian regions.

Notes to the Condensed Financial Statements (First Quarter 2023)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2023	2022

Net earnings attributable to Ball Corporation	$177	$446
Facility closure costs and other items (1)	20	-
Business divestments and other related items (2)	-	(311)
Donation to The Ball Foundation	-	30
Amortization of acquired Rexam intangibles	34	37
Non-comparable tax items	(14)	50
Comparable Net Earnings	$217	$252
Comparable Diluted Earnings Per Share	$0.69	$0.77

(1)	In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. The charges for the three months ended March 31, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this planned closure.
(2)	The income in the first quarter of 2022 was primarily related to Ball selling its remaining 49 percent owned equity method investment in Ball Metalpack and other items.

Notes to the Condensed Financial Statements (First Quarter 2023)

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2023	2022

Net earnings attributable to Ball Corporation	$177	$446
Net earnings attributable to noncontrolling interests, net of tax	3	1
Net earnings	180	447
Equity in results of affiliates, net of tax	(7)	(6)
Tax provision (benefit)	41	100
Earnings before taxes	214	541
Interest expense	113	69
Earnings before interest and taxes	327	610
Business consolidation and other activities	20	(281)
Amortization of acquired Rexam intangibles	34	37
Comparable Operating Earnings	$381	$366

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Three	Add: Three
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2022	2022	2023	2023

Net earnings attributable to Ball Corporation	$719	$446	$177	$450
Net earnings attributable to noncontrolling interests, net of tax	13	1	3	15
Net earnings	732	447	180	465
Equity in results of affiliates, net of tax	(7)	(6)	(7)	(8)
Tax provision (benefit)	159	100	41	100
Earnings before taxes	884	541	214	557
Total interest expense	330	69	113	374
Earnings before interest and taxes	1,214	610	327	931
Business consolidation and other activities	71	(281)	20	372
Amortization of acquired Rexam intangibles	135	37	34	132
Comparable Operating Earnings	1,420	366	381	1,435
Depreciation and amortization	672	185	166	653
Amortization of acquired Rexam intangibles	(135)	(37)	(34)	(132)
Comparable EBITDA	$1,957	$514	$513	$1,956

Total interest expense	$(330)	$(69)	$(113)	$(374)
Debt refinancing and other costs	18	-	-	18
Interest expense	$(312)	$(69)	$(113)	$(356)

Total debt at period end				$9,678
Cash and cash equivalents				(572)
Net Debt				$9,106

Comparable EBITDA/Interest Expense (Interest Coverage)				5.5	x
Net Debt/Comparable EBITDA				4.7	x

Notes to the Condensed Financial Statements (First Quarter 2023)